Exhibit 99

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
southerncompany.com

Investor Relations Contact:	Greg MacLeod
404-685-4194
gbmacleo@southernco.com
April 30, 2026
Southern Company reports first-quarter 2026 earnings
ATLANTA – Southern Company today reported first-quarter earnings of $1.4 billion, or $1.21 per share, in 2026 compared with earnings of $1.3 billion, or $1.21 per share, in the first quarter of 2025.
Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $1.5 billion, or $1.32 per share, during the first quarter of 2026, compared with $1.4 billion, or $1.23 per share, during the first quarter of 2025.

Non-GAAP Financial Measures	Three Months Ended March
Net Income – Excluding Items (in millions)	2026	2025
Net Income – As Reported	$1,356	$1,334
Less:
Accelerated Depreciation from Repowering	(154)	(26)
Tax Impact	34	6
Loss on Extinguishment of Debt	(11)	—
Tax Impact	3	—
Estimated Loss on Nicor Gas Capital Investments	(2)	—
Tax Impact	—	—
Estimated Loss on Plants Under Construction	—	(3)
Tax Impact	—	1
Net Income – Excluding Items	$1,486	$1,356
Average Shares Outstanding – (in millions)	1,124	1,100
Basic Earnings Per Share – Excluding Items	$1.32	$1.23
NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.
Adjusted earnings drivers for the first quarter of 2026, as compared with 2025, were higher utility revenues, partially offset by milder than normal weather at the regulated electric utilities and higher interest expense.
First-quarter 2026 operating revenues were $8.4 billion, compared with $7.8 billion for the first quarter of 2025, an increase of 8.0%.
“Southern Company is delivering on our plans to serve growth in a way that is both beneficial and protective for existing customers,” said Chris Womack, chairman, president and CEO of Southern Company. “As our region continues to grow, we’re investing in the infrastructure needed to support that growth in a way that provides long-term value while staying grounded in what our customers value most – reliability they can count on and a focus on keeping rates stable. We're uniquely positioned to do this because of our scale, skill and expertise, all of which are focused on putting our customers and communities first.”

Southern Company’s first-quarter earnings slides with supplemental financial information are available at investor.southerncompany.com.
Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Womack and Chief Financial Officer David P. Poroch will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at investor.southerncompany.com. A replay of the webcast will be available on the site for 12 months.
About Southern Company
Southern Company (NYSE: SO) is a leading energy provider serving 9 million customers across the Southeast and beyond through its family of companies. The company has electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company, a leading distributed energy solutions provider with national capabilities, a fiber optics network and telecommunications services. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and are the key to our sustained success, driven by our nearly 30,000 employees dedicated to delivering exceptional service. To learn more, visit www.southerncompany.com.
Cautionary Note Regarding Forward-Looking Statements
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning plans to serve projected future growth and the potential benefits thereof. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2025, Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state legal and regulatory changes, including tax, environmental and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws, regulations and guidance; the extent and timing of costs and legal requirements related to coal combustion residuals; current and future litigation or regulatory investigations, proceedings, or inquiries; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate, including from the development and deployment of alternative energy sources; variations in demand for electricity and natural gas, including uncertainties related to projected significant growth in electricity demand driven primarily by data centers and other large load customers, and the related requirement for substantial new generation and transmission investments, creating capital access and revenue recovery risks for the traditional electric operating companies; customer affordability matters; available sources and costs of natural gas and other fuels and commodities; the ability to complete necessary or desirable pipeline expansion or infrastructure projects, limits on pipeline capacity, public and policymaker support for such projects, and operational interruptions to natural gas distribution and transmission activities; transmission constraints; the ability to control costs and avoid cost and schedule overruns during the development, construction, and operation of facilities or other projects due to challenges which include, but are not limited to, changes in labor costs, availability, and productivity, challenges with the management of contractors or vendors, subcontractor performance, adverse weather conditions, shortages, delays, increased costs, or inconsistent quality of equipment, materials, and labor, contractor or supplier delay, the impacts of inflation and trade policies (including tariffs and other trade measures) of the United States and other countries, delays due to judicial or regulatory action, nonperformance under construction, operating, or other agreements, operational readiness, including specialized operator training and required site safety programs, engineering or design problems or any remediation related thereto, design and other licensing-based compliance matters, challenges with start-up activities, including major equipment failure or system integration, and/or operational performance, challenges related to future epidemic or pandemic health events, continued public and policymaker support for projects, environmental and geological conditions, delays or increased costs to interconnect facilities to transmission grids, and increased financing costs as a result of changes in interest rates or as a result of project delays; legal proceedings and regulatory approvals and actions related to past, ongoing, and proposed construction projects, including state public service commission or other applicable state regulatory agency approvals and Federal Energy Regulatory Commission and U.S. Nuclear Regulatory Commission actions; the ability to construct facilities in accordance with the requirements of permits and licenses, to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; investment performance of the employee and retiree benefit plans and nuclear decommissioning trust funds and, with respect to retiree benefit plans, changes in actuarial assumptions and differences between the assumptions and actual values, any of the foregoing of which could cause additional funding requirements; advances in technology, including the pace and extent of development of low- to no-carbon energy and battery energy storage technologies and the impact of advancing technology on data center and other large load customer demand; performance of counterparties under ongoing renewable energy partnerships and development agreements; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to return on equity, equity ratios, additional generating capacity and transmission facilities, extension of retirement dates for fossil fuel plants, and fuel and other cost recovery mechanisms; the ability to successfully operate Southern Company’s electric utilities’ generation, transmission, distribution, and battery energy storage facilities, as applicable, and Southern Company Gas’ natural gas distribution and storage facilities and the successful performance of necessary corporate functions; the inherent risks involved in operating nuclear generating facilities; the inherent risks involved in generation, transmission, and distribution of electricity and transportation and storage of natural gas, including accidents, explosions, fires, mechanical problems, discharges or releases of toxic or hazardous substances or gases, and other environmental risks; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, or interests therein, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on the Southern Company system’s business resulting from cyber intrusion or physical attack and the threat of cyber and physical attacks; global and U.S. economic conditions, including impacts from geopolitical conflicts, recession, inflation, changes in trade policies (including tariffs and other trade measures) of the United States and other countries, interest rate fluctuations, and financial market conditions, and the results of financing efforts; prolonged or recurring U.S. federal government shutdowns; access to capital markets and other financing sources; changes in Southern Company’s and any of its subsidiaries’ credit ratings; the ability of Southern Company’s electric utilities to obtain additional generating capacity (or sell excess generating capacity) at competitive prices; catastrophic events such as fires, including wildfires, land movement, earthquakes, explosions, floods, high winds, tornadoes, hurricanes and other storms, solar flares, droughts, future epidemic or pandemic health events, wars, political unrest, or other similar occurrences; the direct or indirect effects on the Southern Company system’s business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure, or operation of generating or storage resources; impairments of goodwill or long-lived assets; and the effect of accounting pronouncements issued periodically by standard-setting bodies. Southern Company expressly disclaims any obligation to update any forward-looking information.

###

Southern Company
Financial Highlights
(In Millions Except Earnings Per Share)

	Three Months Ended March
Net Income – As Reported	2026	2025
Traditional Electric Operating Companies	$1,113	$1,026
Southern Power	4	87
Southern Company Gas	447	418
Total	1,564	1,531
Parent Company and Other	(208)	(197)
Net Income – As Reported	$1,356	$1,334

Basic Earnings Per Share(1)	$1.21	$1.21
Average Shares Outstanding	1,124	1,100

Non-GAAP Financial Measures	Three Months Ended March
Net Income – Excluding Items	2026	2025
Net Income – As Reported	$1,356	$1,334
Less:
Accelerated Depreciation from Repowering(2)	(154)	(26)
Tax Impact	34	6
Loss on Extinguishment of Debt(3)	(11)	—
Tax Impact	3	—
Estimated Loss on Nicor Gas Capital Investments(4)	(2)	—
Tax Impact	—	—
Estimated Loss on Plants Under Construction(5)	—	(3)
Tax Impact	—	1
Net Income – Excluding Items	$1,486	$1,356

Basic Earnings Per Share – Excluding Items	$1.32	$1.23
See Notes on the following page.

Southern Company
Financial Highlights

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $1.20 and $1.21 for the three months ended March 31, 2026 and 2025, respectively.
(2)Earnings include pre-tax charges of $154 million ($120 million after tax) and $26 million ($20 million after tax, net of noncontrolling interest impacts) for the three months ended March 31, 2026 and 2025, respectively, associated with accelerated depreciation related to the repowering of certain wind facilities at Southern Power Company. Accelerated depreciation related to the equipment being replaced will continue until the completion dates of the repowering projects, which are projected to occur through the third quarter 2027. At March 31, 2026, the remaining pre-tax accelerated depreciation is projected to total approximately $335 million in 2026 and $100 million in 2027.
(3)Earnings for the three months ended March 31, 2026 include costs associated with the extinguishment of debt at Southern Company as a result of Southern Company's redemption of certain junior subordinated notes. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(4)Earnings for the three months ended March 31, 2026 include an estimated loss of $2 million (before and after tax) at Southern Company Gas related to costs associated with Nicor Gas capital investments disallowed by the Illinois Commerce Commission in November 2025. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(5)Earnings for the three months ended March 31, 2025 include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Dismantlement of the abandoned gasifier-related assets was completed at the end of 2025. Site restoration activities are substantially complete, and any additional costs are expected to be immaterial.

Southern Company
Significant Factors Impacting EPS

	Three Months Ended March
	2026	2025	Change
Earnings Per Share –
As Reported(1)	$1.21	$1.21	$—

Significant Factors:
Traditional Electric Operating Companies			$0.08
Southern Power			(0.08)
Southern Company Gas			0.03
Parent Company and Other			—
Increase in Shares			(0.03)
Total – As Reported			$—

	Three Months Ended March
Non-GAAP Financial Measures	2026	2025	Change
Earnings Per Share –
Excluding Items	$1.32	$1.23	$0.09

Total – As Reported			$—
Less:
Accelerated Depreciation from Repowering(2)			(0.08)
Loss on Extinguishment of Debt(3)			(0.01)
Estimated Loss on Nicor Gas Capital Investments(4)			—
Estimated Loss on Plants Under Construction(5)			—
Total – Excluding Items			$0.09
See Notes on the following page.

Southern Company
Significant Factors Impacting EPS

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $1.20 and $1.21 for the three months ended March 31, 2026 and 2025, respectively.
(2)Earnings include pre-tax charges of $154 million ($120 million after tax) and $26 million ($20 million after tax, net of noncontrolling interest impacts) for the three months ended March 31, 2026 and 2025, respectively, associated with accelerated depreciation related to the repowering of certain wind facilities at Southern Power Company. Accelerated depreciation related to the equipment being replaced will continue until the completion dates of the repowering projects, which are projected to occur through the third quarter 2027. At March 31, 2026, the remaining pre-tax accelerated depreciation is projected to total approximately $335 million in 2026 and $100 million in 2027.
(3)Earnings for the three months ended March 31, 2026 include costs associated with the extinguishment of debt at Southern Company as a result of Southern Company's redemption of certain junior subordinated notes. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(4)Earnings for the three months ended March 31, 2026 include an estimated loss of $2 million (before and after tax) at Southern Company Gas related to costs associated with Nicor Gas capital investments disallowed by the Illinois Commerce Commission in November 2025. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(5)Earnings for the three months ended March 31, 2025 include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Dismantlement of the abandoned gasifier-related assets was completed at the end of 2025. Site restoration activities are substantially complete, and any additional costs are expected to be immaterial.

Southern Company
EPS Earnings Analysis

Description	Three Months Ended March 2026 vs. 2025

Retail Sales	6¢

Retail Revenue Impacts	(1)

Weather	(5)

Wholesale and Other Operating Revenues	3

Non-Fuel Operations and Maintenance Expenses(1)	2

Depreciation and Amortization	—

Allowance for Equity Funds Used During Construction	5

Interest Expense and Other	(3)

Income Taxes	1

Total Traditional Electric Operating Companies	8¢

Southern Power	1

Southern Company Gas	3

Parent Company and Other	—

Increase in Shares	(3)

Total Change in EPS (Excluding Items)	9¢

Accelerated Depreciation from Repowering(2)	(8)

Loss on Extinguishment of Debt(3)	(1)

Estimated Loss on Nicor Gas Capital Investments(4)	—

Estimated Loss on Plants Under Construction(5)	—

Total Change in EPS (As Reported)	—¢
See Notes on the following page.

Southern Company
EPS Earnings Analysis

Notes
(1)Excludes gains/losses on asset sales, which are included in "Interest Expense and Other." Includes non-service cost-related benefits income.
(2)Earnings include pre-tax charges of $154 million ($120 million after tax) and $26 million ($20 million after tax, net of noncontrolling interest impacts) for the three months ended March 31, 2026 and 2025, respectively, associated with accelerated depreciation related to the repowering of certain wind facilities at Southern Power Company. Accelerated depreciation related to the equipment being replaced will continue until the completion dates of the repowering projects, which are projected to occur through the third quarter 2027. At March 31, 2026, the remaining pre-tax accelerated depreciation is projected to total approximately $335 million in 2026 and $100 million in 2027.
(3)Earnings for the three months ended March 31, 2026 include costs associated with the extinguishment of debt at Southern Company as a result of Southern Company's redemption of certain junior subordinated notes. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(4)Earnings for the three months ended March 31, 2026 include an estimated loss of $2 million (before and after tax) at Southern Company Gas related to costs associated with Nicor Gas capital investments disallowed by the Illinois Commerce Commission in November 2025. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(5)Earnings for the three months ended March 31, 2025 include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Dismantlement of the abandoned gasifier-related assets was completed at the end of 2025. Site restoration activities are substantially complete, and any additional costs are expected to be immaterial.

Southern Company
Consolidated Earnings
As Reported

	Three Months Ended March
	2026	2025	Change
	(in millions)
Retail electric revenues:
Fuel	$1,256	$1,217	$39
Non-fuel	3,384	3,384	—
Wholesale electric revenues	965	744	221
Other electric revenues	265	242	23
Natural gas revenues	2,191	1,839	352
Other revenues	336	349	(13)
Total operating revenues	8,397	7,775	622
Fuel and purchased power	1,735	1,542	193
Cost of natural gas	926	674	252
Cost of other sales	181	199	(18)
Non-fuel operations and maintenance	1,653	1,619	34
Depreciation and amortization	1,420	1,286	134
Taxes other than income taxes	464	445	19
Total operating expenses	6,379	5,765	614
Operating income	2,018	2,010	8
Allowance for equity funds used during construction	121	73	48
Earnings from equity method investments	50	32	18
Interest expense, net of amounts capitalized	778	714	64
Other income (expense), net	155	149	6
Income taxes	228	280	(52)
Net income	1,338	1,270	68
Net loss attributable to noncontrolling interests	(18)	(64)	46
Net income attributable to Southern Company	$1,356	$1,334	$22
Certain prior year data may have been reclassified to conform with current year presentation.

Southern Company
Kilowatt-Hour Sales and Customers

	Three Months Ended March
	2026	2025	% Change	Weather Adjusted % Change
	(in millions)
Kilowatt-Hour Sales

Total Sales	50,192	48,485	3.5%

Total Retail Sales	36,600	36,442	0.4%	2.3%
Residential	12,121	12,633	(4.1)%	0.9%
Commercial	12,344	11,852	4.2%	4.6%
Industrial	12,004	11,824	1.5%	1.5%
Other	131	133	(1.9)%	(1.9)%

Total Wholesale Sales	13,592	12,043	12.9%	N/A

	Period Ended March
	2026	2025	% Change
	(in thousands)
Regulated Utility Customers

Total Regulated Utility Customers	9,037	8,967	0.8%
Traditional Electric Operating Companies	4,600	4,551	1.1%
Southern Company Gas	4,437	4,416	0.5%

Southern Company
Financial Overview
As Reported

	Three Months Ended March
	2026	2025	% Change
	(in millions)
Southern Company –
Operating Revenues	$8,397	$7,775	8.0%
Earnings Before Income Taxes	1,566	1,550	1.0%
Net Income Available to Common	1,356	1,334	1.6%

Alabama Power –
Operating Revenues	$2,092	$2,012	4.0%
Earnings Before Income Taxes	554	486	14.0%
Net Income Available to Common	425	375	13.3%

Georgia Power –
Operating Revenues	$3,142	$3,037	3.5%
Earnings Before Income Taxes	713	694	2.7%
Net Income Available to Common	628	596	5.4%

Mississippi Power –
Operating Revenues	$472	$420	12.4%
Earnings Before Income Taxes	78	71	9.9%
Net Income Available to Common	60	55	9.1%

Southern Power –
Operating Revenues	$681	$567	20.1%
Earnings (Loss) Before Income Taxes	(84)	22	N/M
Net Income Available to Common	4	87	(95.4)%

Southern Company Gas –
Operating Revenues	$2,191	$1,839	19.1%
Earnings Before Income Taxes	592	548	8.0%
Net Income Available to Common	447	418	6.9%
See Financial Highlights pages for discussion of certain significant items occurring during the periods.